Exhibit 99.1

W-H Energy Services Announces Third Quarter 2007 Results

HOUSTON, October 30, 2007 – W-H Energy Services, Inc. (NYSE: WHQ) announced third quarter net income of $34.7 million or $1.11 per share as compared to the $31.5 million or $1.02 per share reported for the same period in the prior year.  In the preceding quarter, the Company reported net income of $39.1 million or $1.25 per share.  While the results for the third quarter slightly exceeded the Company’s revised guidance of $1.06 to $1.10 per share, the improvement was primarily due to a lower than anticipated tax rate.

The Company projects that earnings per share will range from $1.07 to $1.12 for the quarter ending December 31, 2007.

Revenues for the third quarter of $283.0 million were 19 percent higher than the third quarter of 2006 and were 2 percent higher than the preceding quarter.  Domestic revenues increased 17 percent as compared to the third quarter of last year and were 1 percent higher than the preceding quarter.  International revenues also increased 30 percent as compared to the third quarter of last year and were 9 percent higher than the preceding quarter.

QUARTERLY SEGMENT RESULTS
Drilling
Revenues in the drilling segment were $187.5 million in the third quarter, 25 percent higher than the comparable period in the prior year and 5 percent higher as compared to the preceding quarter.  Operating income of $40.1 million was 27 percent higher than the comparable period in the prior year and 3 percent lower than the preceding quarter.

Completion and workover
Third quarter revenues in the completion and workover segment were $95.5 million, 7 percent higher than the comparable period in the prior year and 3 percent lower than the preceding quarter.  Operating income of $21.7 million recorded in the third quarter was 22 percent lower than the comparable period in the prior year and 17 percent lower than the preceding quarter.

W-H Energy is a diversified oilfield service company that provides products and services used in connection with the drilling and completion of oil and natural gas wells and the production of oil and natural gas. The Company has operations in North America and select areas internationally.

Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.

CONTACT:	W-H Energy Services, Inc., Houston
Shawn M. Housley, 713/974-9071

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
		(as adjusted)		(as adjusted)
Revenues	$282,992	$238,851	$833,631	$656,415

Costs and Expenses:
Cost of revenues	156,640	125,224	449,445	345,766
Selling, general and administrative	43,320	38,910	131,564	110,931
Research and development	5,922	4,635	16,123	12,480
Depreciation and amortization	20,417	15,624	57,131	45,924
Total costs and expenses	226,299	184,393	654,263	515,101

Operating income	56,693	54,458	179,368	141,314

Other expenses:
Interest expense, net	2,336	2,167	6,225	6,537
Other expense (income), net	15	(58)	(26)	37
Income before income taxes	54,342	52,349	173,169	134,740

Provision for income taxes	19,630	20,836	63,559	51,434
Net income	$34,712	$31,513	$109,610	$83,306

Earnings per common share:
Basic	$1.14	$1.05	$3.62	$2.82
Diluted	$1.11	$1.02	$3.52	$2.73

Weighted average shares outstanding:
Basic	30,473	29,901	30,288	29,542
Diluted	31,291	30,753	31,104	30,501

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.

W-H ENERGY SERVICES, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2007	December 31, 2006
		(as adjusted)
Assets:
Cash and cash equivalents	$14,609	$36,329
Accounts receivable, net	250,732	204,755
Inventory	100,521	78,127
Other current assets	44,724	22,776
Total current assets	410,586	341,987

Property and equipment, net	419,389	343,496
Other assets	153,173	138,798
Total assets	$983,148	$824,281

Liabilities and Shareholders' Equity:
Accounts payable and accrued liabilities	$128,421	$121,425
Total current liabilities	128,421	121,425

Long-term debt (2)	158,088	150,000
Other liabilities	78,513	57,630
Total liabilities	365,022	329,055

Shareholders' equity	618,126	495,226
Total liabilities and shareholders' equity	$983,148	$824,281

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.
(2) As of September 30, 2007, there was approximately $206.5 million available under the Company's revolving credit facility.

W-H ENERGY SERVICES, INC.
UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
(in thousands)

	For the Three Months Ended:
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
SEGMENTED INFORMATION:				(as adjusted)	(as adjusted)
Revenue:
Drilling	$187,456	$179,141	$179,261	$150,810	$149,478
Completion and workover	95,536	98,611	93,626	87,529	89,373
Total revenue	$282,992	$277,752	$272,887	$238,339	$238,851

Depreciation and amortization:
Drilling	$12,542	$11,600	$10,573	$10,264	$9,556
Completion and workover	7,825	7,493	6,933	6,475	6,013
Corporate	50	69	46	50	55
Total depreciation and amortization	$20,417	$19,162	$17,552	$16,789	$15,624

Operating income:
Drilling (1)	$40,114	$41,307	$38,982	$33,470	$31,515
Completion and workover	21,726	26,032	25,852	24,591	27,714
Corporate	(5,147)	(4,584)	(4,914)	(3,621)	(4,771)
Total operating income	$56,693	$62,755	$59,920	$54,440	$54,458

(1) Prior period amounts have been adjusted for a change in accounting principle related to equipment costs that was adopted on January 1, 2007 and requires adjustment to all prior periods presented.